Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) sets forth the mutual agreement of Dell Technologies Inc. (“Dell”), SecureWorks Inc. (“SecureWorks”), for itself, its subsidiaries, parents and related entities (collectively, Dell, SecureWorks and such related entities, the “Company”) and Wayne Jackson (“Executive”) regarding the subject matters addressed below.
1.Separation Date. Executive’s employment with SecureWorks will end on January 31, 2020 or such earlier date as provided in this Agreement (the “Separation Date”). Until the Separation Date, Executive will continue to serve as the Chief Financial Officer until a new Chief Financial Officer is named and assumes the role. After a new Chief Financial Officer is named, Executive will remain as a Senior Vice President of Finance to support the transition to the new Chief Financial Officer and other duties (not inconsistent with Executive’s historical roles and position with the Company) as assigned by the Chief Executive Officer. During this transition period Executive may provide such services at SecureWorks’ Atlanta office or remotely, at his option. Executive will receive continued compensation and benefits, consistent with current levels through to the Separation Date.

a.
If at any time prior to January 31, 2020 Executive is terminated by SecureWorks, other than in a termination described in paragraph 2, the Separation Date will be the effective date of such termination, and Executive will be eligible to receive the severance benefits described in this Agreement.

b.
If Executive voluntarily resigns prior to January 31, 2020 but after a new Chief Financial Officer is named, the Separation Date will be the effective date of such resignation, and Executive will be eligible to receive the severance benefits described in this Agreement.

c.
If Executive voluntarily resigns prior to January 31, 2020 and prior to a new Chief Financial Officer being named, the Separation Date will be the effective date of such resignation, and Executive will not be eligible to receive any, and will forfeit all, severance benefits described in this Agreement.

d.
If a new Chief Financial Officer is not named prior to January 31, 2020, an interim Chief Financial Officer will be named, and Executive will have no further duties after January 31, 2020 and will be eligible to receive the severance benefits described in this Agreement.

For the avoidance of doubt, through to the Separation Date, Executive will continue to be compensated consistent with his current compensation level, and will continue to participate in and to be entitled to all other compensation, benefits and perquisites under the plans, programs, agreements and policies applicable to him as a SecureWorks executive employee, consistent with current levels, including, without limitation, any such arrangements providing compensation, benefits, accelerated vesting, severance and/or any other entitlements in the event of a change in control or similar transaction or event.
2.Continued Employment. During the period of continued employment through to the Separation Date, Executive will act in good faith and in a professional manner and abide by the non-disparagement provision set forth in paragraph 13. Nothing in this Agreement confers upon Executive a right to be a continuing employee of SecureWorks, or imposes on SecureWorks an obligation to continue Executive’s employment relationship. If Executive violates any of the terms of this Agreement, any of the provisions of Executive’s employment or other agreements with SecureWorks, or SecureWorks’ Code of Conduct or any other SecureWorks’ policy generally applicable to employees of Executive’s level and position and any such violation is a material violation that would cause harm to the Company, SecureWorks may terminate Executive’s employment. If Executive’s employment is terminated before January 31, 2020 by SecureWorks for one of the foregoing reasons, Executive will not be eligible to receive any, and will forfeit all, severance benefits described in this Agreement. Executive’s rights, if any, to any benefit under SecureWorks’ health and welfare or retirement plans, or to any equity grants, will be governed by the applicable plan, program, policy or equity agreement.
3.Consideration from SecureWorks. If Executive signs this Agreement and does not revoke it during the Revocation Period (defined in paragraph 18), and except as provided in paragraphs 1.c. and 2, SecureWorks will provide Executive with the following good and valuable consideration:

a.
Severance Pay. If SecureWorks receives an Effective Final Release from Executive, SecureWorks will pay Executive severance pay (“Severance Pay”) in the amount of twelve (12) months of his current base salary, payable in four (4) substantially equal quarterly installments, with the first such installment payable on the last day of the third month following the Separation Date, and each subsequent installment payable on the last day of the third month following each payment. These payments will not include 401(k) or any other benefits-related deductions. However, all applicable taxes will be withheld.

b.
Short-Term Incentive Plan Payments. If SecureWorks receives an Effective Final Release from Executive, SecureWorks will pay Executive an additional Severance Pay equal to a prorated short-term incentive plan award payout. This payout amount will be calculated using:

i.	A payout modifier of 75% if the Separation Date is prior to January 31, 2020; otherwise a payout modifier of 100%.

ii.	A proration factor based on the number of days in the fiscal year that Executive was employed by the Company through to the Separation Date.

iii.	Executive’s base salary on the Separation Date (or his base salary on the date of this Agreement, if higher).

iv.	A plan target for Executive’s grade of 55%.

v.
An assumed corporate performance modifier and an individual performance modifier of 100% if the Separation Date is prior to January 31, 2020; otherwise the actual corporate performance modifier for the fiscal year ending January 31, 2020 (or, if the actual corporate performance modifier is not determinable by the payment date described below, an estimate of such actual corporate performance modifier) and an individual modifier of 100%.

Amounts payable under this paragraph 3.b. will be paid to Executive through direct deposit (if available) within thirty (30) business days after the Separation Date.

c.
Long-Term Incentive Plan Payments. If SecureWorks receives an Effective Final Release from Executive, and if Executive holds unvested long-term incentive grants which are due to vest within ninety (90) days after the Separation Date, SecureWorks will pay an additional severance pay equal to a prorated portion of the value of such grants. This payout amount will be calculated using the following calculation formula as applicable:

i.
Stock Options: 75% TIMES the number of shares of SecureWorks common stock (“Common Stock”) due to vest under the option grant within ninety (90) days after Executive’s Separation Date TIMES the difference between (x) and (y), where (x) is average closing price for a share of Common Stock for the week prior to the week that includes the Separation Date, and (y) is the option exercise price per share of Common Stock under the option. If this value is negative, it will be excluded from the payment calculation.

ii.
Restricted (and Performance Based) Stock: 75% TIMES the number of shares of Common Stock to vest within ninety (90) days after Executive’s Separation Date TIMES the average closing price for a share of Common Stock for the week prior to the week that includes the Separation Date.

Amounts payable under this paragraph 3.c. will be paid to Executive through direct deposit (if available) within thirty (30) business days after the Separation Date.

d.
COBRA. If SecureWorks receives an Effective Final Release from Executive, and if Executive and/or Executive’s eligible dependents are enrolled in a SecureWorks health, dental, and/or vision plan and Executive elects COBRA coverage for which Executive and/or Executive’s eligible dependents are eligible within the enrollment period, SecureWorks will pay the premiums for eighteen (18) months of benefits continuation under COBRA. All premiums for any benefits continuation under COBRA following that 18-month period shall be Executive’s sole responsibility.

e.
Effect of No Release or No Final Release. Executive agrees that, except as expressly set forth in this Agreement, in any SecureWorks’ applicable plan, program or policy governing health and welfare and retirement plans and, with respect to equity grants, in any equity award agreement, Executive is not entitled to receive from SecureWorks payment or distribution of any amounts of cash compensation (including, but not limited to, base salary, bonuses or severance pay), benefits, perquisites or property of any type after the Separation Date. If Executive does not sign this Agreement or if Executive revokes this Agreement during the Revocation Period described in paragraph 18, or if Executive does not sign the final release and deliver to SecureWorks an Effective Final Release, the only amount payable shall be such amounts as are required by applicable law, payments in accordance with Executive’s rights, if any, to any benefits under SecureWorks’ health and welfare or retirement plans and payments in accordance with Executive’s rights, if any, to equity grants as set out the applicable equity award agreement(s).

f.
Section 409A Compliance. The payments and benefits payable pursuant to this Agreement are intended either to be exempt from Internal Revenue Section 409A (“Section 409A”) as payments that would fall within the “short-term deferral period” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or to comply with the provisions of Section 409A. This Agreement shall be interpreted to avoid any penalty or sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to the maximum extent permitted to be exempt from or compliant with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A and regulations thereunder. In connection therewith:

i.	It is intended that each installment of the payments and benefits hereunder shall be treated as a separate “payment” for purposes of Section 409A.

ii.
To the extent that payments and benefits under this Agreement are deferred compensation subject to Section 409A and are contingent upon Executive’s taking any employment-related action, including without limitation execution (and non-revocation) of another agreement, such as a release agreement, and the period within which such action(s) may be taken by Executive would begin in one calendar year and expire in the following calendar year, then such amounts or benefits shall be paid in such following calendar year.

iii.
If as of the Separation Date, Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B) or any successor provision thereto), then with regard to any payment or provision of benefit that is subject to Section 409A as deferred compensation and is due upon or as a result of Executive’s “separation from service,” notwithstanding any contrary provision under this Agreement, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date with is the earlier of (A) expiration of the six (6)-month period measured from such “separation from service,” and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump-sum, and any remaining payments and benefit due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

iv.
While this Agreement is intended to be exempt from or compliant with Section 409A, neither SecureWorks nor the Company makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences of Executive’s entitlements under this Agreement, including, but not limited to, under Section 409A.

4.Complete Release.

a.
Release. Executive hereby fully releases the Company and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures, and affiliates (and agents, directors, officers, employees, representatives, and attorneys of such subsidiaries and affiliates) (collectively, "Released Parties"), from any and all known or unknown claims or demands he may have against any of them. Executive expressly waives any and all claims, whether asserted on an individual or class action basis, against the Released Parties including but not limited to all claims arising out of any contract, express or implied, and whether executory or not, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence by the Released Parties and claims of express or implied defamation by the Released Parties), and any federal, state, or other governmental statute, regulation, or ordinance, including, without limitation, those relating to qui tam, employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act. Executive further releases any and all claims that he may have under State law and any other claim under Federal law. Executive represents that he has not assigned to any other person any of such claims and that he has the full right to grant this release. Notwithstanding any other provision herein, SecureWorks and Executive agree that Executive is not waiving any claims that may arise in the future under the Age Discrimination in Employment Act, any claim for benefits under the SecureWorks Inc. 401(k) Plan, the Comprehensive Welfare Benefits Plan, or the SecureWorks Inc. Retiree Medical Plan.

b.
Final Release. On or about the Separation Date, SecureWorks will provide to Executive a release agreement having substantially the same terms and scope as the release terms described in paragraphs 4.a., 6, 7 or 8. The final release will also have a consideration period of at least 21 days, and a revocation period of at least seven (7) days after such final release is signed by Executive. If Executive signs and does not revoke the final release during its revocation period, the final release will constitute an “Effective Final Release,” and SecureWorks will provide Executive with the payments and benefits described in paragraph 3, unless Executive’s employment termination is effected under paragraph 1.c. or 2, in which case no amounts shall be payable to Executive under paragraph 3.

c.
Directors’ and Officers’ Insurance. Notwithstanding the foregoing provisions of this paragraph 4, the releases described in this Agreement do not waive and will not be construed to waive, release or otherwise affect any indemnification, defense or other protections, rights or benefits that Executive may have or be entitled to, at the Separation Date or in the future, with respect to Executive’s activities during his employment with SecureWorks, under any policies of insurance, such as a directors’ and officers’ insurance policy, under any by-law(s) or policy(ies) of SecureWorks or under state law.

5.Participation in Government Matters. Nothing in this Agreement, including the compete release and non-disparagement sections, restricts or prohibits Executive from communicating with, providing testimony before, providing confidential information to, or filing or cooperating in a claim or investigation directly with a self-regulatory authority or a governmental agency or entity (without the need to seek SecureWorks’ prior approval), including the U.S. Equal Employment Opportunity Commission, the Department of Justice, the Securities Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation or receiving an award from any Regulator that provides awards for providing information. However, to the maximum extent permitted by law, Executive is waiving Executive’s right to receive any individual monetary relief from the Company resulting from such claims.
6.Release of Unknown Claims. For the purpose of implementing a full and complete release, Executive expressly acknowledges that the release that he gives in this Agreement is intended to include in its effect, without limitation, claims that he did not know or suspect to exist in his favor at the time of the effective date of this Agreement, regardless of whether knowledge of such claims, or the facts upon which they might be based, would materially have affected the settlement of this matter, and that the consideration given under the Agreement was also for the release of those claims and contemplates the extinguishment of any such unknown claims. In furtherance of this settlement, Executive waives any right he may have under California Civil Code Section 1542 (and other similar statutes and regulations), which section reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.
7.Compensation Paid. Executive represents, warrants, and agrees that all forms of compensation and other monies, including paychecks, paid to Executive by SecureWorks to date have been accurately calculated, have represented the proper amounts due to Executive, and have been based on SecureWorks' merit-based compensation system. The consideration set forth in paragraph 3 of this Agreement is consideration for the complete release and the Effective Final Release and is in excess of what Executive is entitled to receive. If Executive or someone on Executive’s behalf claims any entitlement to further compensation from SecureWorks, Executive agrees that SecureWorks is entitled to full offset of the amounts set forth in this Agreement.
8.Non-Admission of Liability. SecureWorks and Executive understand and agree that they are entering into this Agreement to, among other things, resolve any claims or differences that may exist between them. By entering into this Agreement, neither SecureWorks nor Executive admits any liability or wrongdoing.
9.Future Employment. Executive agrees that Executive has no right to future employment at the Company. Executive understands that former SecureWorks employees may only be rehired in exceptional circumstances in SecureWorks’ sole discretion. Executive further expressly waives and opts out of all future claims, whether asserted on an individual or class action basis, against any Released Party related to a decision not to hire Executive.
10.Company Documents, Information, or Property. Executive agrees that, on or before the Separation Date, Executive will have returned to SecureWorks any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), computer equipment, badges, credit cards, and any other property of the Company in Executive’s possession or control. Executive represents and agrees that Executive will not take, nor has Executive taken, any such documents or property from the control or premises of the Company and that if, at any time after the Separation Date, Executive should come into possession of any such documents or property, Executive will return such documents or property to SecureWorks immediately.
11.Employment and Other Agreements. Executive agrees that, except as otherwise provided in this Agreement, the provisions of agreements that Executive previously entered into with SecureWorks, and that are intended to survive Executive’s termination, remain in full force and effect. In connection therewith:

a.
As a material inducement to SecureWorks to enter into this Agreement, Executive reaffirms Executive’s intent to comply with Executive’s post-employment obligations to SecureWorks under such agreements. By way of example, the post-termination terms and conditions of an Executive’s long-term incentive and equity award agreements remain in full force and effect, and Executive may require under such agreement to return shares of stock, share value, option proceeds, or cash award payments if he engages in certain conduct detrimental to the Company, including after the Separation Date.

b.
For purposes of the restrictive covenants that Executive agreed to when executing the Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement, the definition of a “Direct Competitor” in paragraph 4 of that agreement, is revised to mean any entity or other business concern that offers or plans to offer products or services designed to protect business customers from information security risks (i.e., managed cyber security). For large organizations with broad business offerings beyond those of SecureWorks’ products and services (such as IBM and Verizon), the definition of Direct Competitor is intended to refer to a competing business unit (or units) within such company, and excludes other business units within any such company that do not directly compete with SecureWorks’ products and services so long as Executive does not provide direct support or consultation to the competing business unit (or units). In addition, under paragraph 5 of that agreement, Executive will be able to request that the restrictions be modified by SecureWorks to allow him to accept a position with a company that might otherwise be prohibited.

12.Non-disparagement.

a.
Executive. Executive agrees that, except as may be required by law or court order Executive will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the reputation or goodwill of SecureWorks or any other Released Party. Executive understands that Executive’s compliance with a subpoena or other legally compulsive process or Executive’s participation as a witness in any lawsuit will not be a violation of this provision.

b.
Company. In the event SecureWorks is contacted regarding Executive, SecureWorks agrees to follow its policy and only disclose Executive’s dates of employment with SecureWorks and the last position held and will not authorize anyone to make or issue any additional statement, oral or written, which is or could be detrimental in any material respect to the reputation of Executive. Executive understands that SecureWorks’ compliance with a subpoena or other legally compulsive process or its participation in any lawsuit will not be a violation of this provision.

13.Cooperation. Executive agrees that Executive will give SecureWorks Executive’s full cooperation in connection with any claims, lawsuits, or proceedings that relate in any manner to Executive’s conduct or duties at SecureWorks or that are based on facts about which Executive obtained personal knowledge while employed at SecureWorks or is alleged to have such knowledge. In return, SecureWorks agrees to reimburse Executive for direct and reasonable out of pocket expenses incurred with respect to rendering such cooperation unless prohibited by applicable law or rule of ethical or professional conduct.
14.Successors. This Agreement shall be binding upon Executive and SecureWorks and their heirs, representatives, executors, administrators, successors, insurers, and assigns, and shall inure to the benefit of each and all of them and to their heirs, representatives, executors, administrators or assigns.
15.Applicable Law and Venue. THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF GEORGIA, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF FULTON COUNTY, GEORGIA.

16.Severability. The fact that one or more paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining paragraphs or portions of such paragraphs of this Agreement.
17.Certain Acknowledgments. Executive acknowledges that Executive is signing this Agreement voluntarily with full knowledge of its contents. If Executive decides not to sign this Agreement, SecureWorks will not retaliate against Executive. Executive is not relying on any promise or representation not specifically and explicitly made in this Agreement. This Agreement may not be amended or modified except by a written agreement signed by Executive and an authorized officer of SecureWorks. Executive understands that any changes that the parties agree to make to this Agreement after it has been presented to Executive, whether such changes are material or non-material, will not extend the amount of time Executive has to consider the Agreement.
18.Consideration and Revocation Periods. Executive understands that Executive may take up to 21 days following Executive’s receipt of this Agreement to consider this Agreement. Executive understands that Executive may use as much or as little of this period as Executive chooses before signing the Agreement. Executive is advised to consult with an attorney before signing this Agreement. If Executive accepts this Agreement, Executive must sign it and return it to Stacie Hagan on or before the expiration of the 21-day period. By signing this Agreement, Executive acknowledges that Executive was afforded a period of at least 21 days from the date SecureWorks’ proposal was presented to Executive in which to consider it. In addition, Executive understands that Executive has a period of seven (7) days following the date of signing this Agreement within which to revoke this Agreement (the “Revocation Period”). To revoke this Agreement, Executive understands that Executive must provide written notification of revocation to Stacie Hagan within seven (7) days from the date Executive signed it.
19.Board Service. Until the Separation Date, Executive will be allowed to accept a position on the board of directors and audit committee of up to two companies so long as each company is approved by SecureWorks and Dell Technologies for business related concerns such as antitrust, conflict of interest and direct competitors. The normal review process will be followed when these opportunities arise.

For Executive as of the Date of Agreement:

Date:    4-18-19                /s/ R. Wayne Jackson
Signature

Wayne Jackson
Print Name

For SecureWorks as of the Date of Agreement:

Date:    4-18-19                /s/ Stacie Hagan
Signature

Stacie Hagan
Print Name

Chief People Officer
Title